Exhibit 99.1

234 Kingsley Park Drive Fort Mill, South Carolina 29715

News Release

TICKER SYMBOL	MEDIA RELATIONS	INVESTOR RELATIONS
(NYSE: UFS) (TSX: UFS)	David Struhs Vice-President Corporate Services and Sustainability Tel.: 803-802-8031	Nicholas Estrela Director Investor Relations Tel.: 514-848-5049

TITLE

Fort Mill, SC, Feb. 26, 2021 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today announced that John D. Williams will return from temporary medical leave and is resuming authority and responsibility as President and Chief Executive Officer on Monday, March 1st. 2021.

Daniel Buron, who assumed Mr. Williams’ duties during his leave of absence, will continue in his position as Executive Vice President and Chief Financial Officer. Domtar’s Board of Directors is grateful to Mr. Buron for leading in an expanded role during the past month.

About Domtar

Domtar is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and absorbent hygiene products. With approximately 8,700 employees serving more than 50 countries around the world, Domtar is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. Domtar’s annual sales are approximately $3.7 billion, and its common stock is traded on the New York and Toronto Stock Exchanges. Domtar’s principal executive office is in Fort Mill, South Carolina. To learn more, visit www.domtar.com.

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